Exhibit 99.1

NEWS BULLETIN	FOR FURTHER INFORMATION: POINT.360 2701 MEDIA CENTER DRIVE LOS ANGELES, CA 90065 OTC-Pink: PTSX

AT THE COMPANY:

John Schweizer

Vice President, Controller

(323) 987-9405

FOR IMMEDIATE RELEASE – LOS ANGELES, CA, October 11, 2017

POINT.360 FILES VOLUNTARY PETITION FOR REORGANIZATION – BUSINESS OPERATIONS TO CONTINUE AS USUAL

Point.360 (OTC-Pink: PTSX), a leading provider of integrated media management services, announced today that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”). The Company intends to use the filing to reorganize its capital structure and gain access to liquidity, reduce costs and liabilities, optimize its operations and locations to meet customer demands and create the most value for stakeholders. The Company is considering all possible options for maximizing stakeholder value, including further consolidation of facilities. The Company believes that the restructuring will allow it to become more competitive in today’s post production market. It is also reviewing investment options with existing stakeholders and third parties.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “We believe the restructuring is a positive step for the future of the Company and we are committed to providing our customers quality post production services. We value our relationships with our vendors and appreciate their support throughout this process. We will continue to offer the same unparalleled service for which the Company has been known since its founding.”

During the restructuring process, the Company plans to continue to operate its business as usual and to fulfill customer orders and pay vendors. The Company has filed with the Bankruptcy Court, and anticipates receiving approval of, customary motions to allow the Company to make certain necessary payments to employees and vendors that will ensure continued operations through the restructuring and beyond.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. See www.point360.com and www.mvf.com.

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Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes; (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company and (g) the Company's ability to raise the capital it needs to remain in business.

Additional potential risks and uncertainties associated with the petition include, among others: (i) the Company’s ability to obtain approval with respect to motions in the Chapter 11 case and the Bankruptcy Court’s rulings in the Chapter 11 case and the outcome of the Chapter 11 cases in general; (ii) the length of time the Company will operate under the Chapter 11 case; (iii) risks associated with third-party motions in the Chapter 11 case; (iv) the potential adverse effects of the Chapter 11 case on the Company’s liquidity, results of operations or business prospects; (v) increased legal and advisor costs related to Chapter 11 case and other litigation and the inherent risks involved in a bankruptcy process; (vi) the effect of the Chapter 11 case on the trading price in the Company’s common stock; (vii) the Company’s ability to fulfill its obligations to its customers, suppliers and employees; (viii) the ability of Company employees and customers to benefit from the transaction; (ix) the Company’s access, on favorable terms, to any required financing; and (x) other factors disclosed by the Company from time to time in its filings with the SEC, including those described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of the Company.

The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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